Exhibit 10.1

THIRD AMENDMENT TO PIER 1 IMPORTS, INC.

2006 STOCK INCENTIVE PLAN (OMNIBUS PLAN)

RESTATED AS AMENDED THROUGH MARCH 25, 2008

WHEREAS, Pier 1 Imports, Inc. has heretofore adopted the Pier 1 Imports, Inc. 2006 Stock Incentive Plan (the “Plan”) effective March 23, 2006;

WHEREAS, the Plan was restated as amended through March 25, 2008;

WHEREAS, the Plan was amended by a First Amendment effective December 15, 2008 and a Second Amendment effective August 17, 2009;

NOW, THEREFORE, the Plan is amended as follows:

1.             Subsection (c) of Paragraph XI of the Plan as amended is replaced with the following:

“(c)         Director Deferred Stock Unit Award Payouts.  At the time that a Director ceases to be a Director of the Company, the deferred stock units then credited to such Director (as adjusted [both as to deferred stock units and cash fees] for the period of service as a Director) shall be exchanged for shares of Common Stock which will be distributed to such Director.  The transfer of shares of Common Stock to a Director in exchange for such Director’s deferred stock units shall be effected within five (5) business days after the date such Director ceases to be a Director of the Company.  Deferred stock units shall be paid in cash within such five (5) business day period to the extent applicable Plan limitations at such time preclude Plan distributions of Common Stock.”

2.             All terms used in this Third Amendment, unless specifically defined herein, have the same meanings attributed to them in the Plan. As amended hereby, the Plan is specifically ratified and reaffirmed.

IN WITNESS WHEREOF, the party hereto has caused this Third Amendment to be executed effective as of October 9, 2009.

PIER 1 IMPORTS, INC.

By:
Michael A. Carter
Senior V.P. and General Counsel, Secretary